Press Release

For Further Information:

Anne Steinberg or Peter Moore

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or pmoore@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com

FOR IMMEDIATE RELEASE

American Mold Guard Third Quarter 2006 Net Sales to be Below Expectations

SAN JUAN CAPISTRANO, Calif. September 13, 2006-- American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced that it expects its net sales for the third quarter ending September 30, 2006 to be below the target it provided during its earnings conference call on July 25, 2006. On that call, the company forecasted that third quarter net sales would be in the range of $3.1 to $3.6 million or a 20 to 40 percent increase from the second quarter of 2006. The company now believes that third quarter net sales will be in the range of $2.1 to $2.3 million or down 11 to 19 percent from the second quarter of 2006. For the nine months ended September 30, 2006, the company is forecasting approximately 80% net sales growth versus the same period a year ago.

"During the quarter, builders delayed new housing starts due to declining sales and excess inventory," said Tom Blakeley, chief executive officer of American Mold Guard. "In California and Florida where the company is established, the inventory correction was more severe than what we originally anticipated. Although we are having success securing new customers in these regions, in the near term it is not enough to offset the effect of reduced new housing starts."

"Our Gulf restoration business has seen steady growth since last year. As we entered the quarter we expected the pace of the Gulf restoration to continue along this trend. However, during the quarter, homeowners and businesses in the most devastated areas took a wait and see approach at the start of the hurricane season which has slowed the rate of growth in our restoration business. We would expect this business to pick up, post hurricane season provided that the area is not impacted by another major storm," said Mr. Blakeley.

"As a company, we remained focused on growing sales by offering customers a product, service and warranty for mold prevention that is unmatched in the market place. We have expanded our footprint with the opening of five new service centers in the second quarter of this year and with the new Midwest region announced in July. We are also leveraging our business model by increasing our focus on the multifamily business. These efforts are designed to increase the customer base we service which ultimately should benefit the company exponentially when the housing market strengthens," added Mr. Blakeley.

"Achieving profitability continues to be a key focus of the company. In the third quarter, we implemented several productivity improvements aimed at margin expansion and we have put in place proactive cost controls to optimize SG&A spending" concluded Mr. Blakeley.

American Mold Guard will release its financial results for the third quarter on October 19, 2006. At that time, the company will provide more details on its business.

About American Mold Guard

American Mold Guard, Inc., founded in 2002, is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying our services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise..